MINUTES
                                       OF
                                 Home Web, Inc.

A meeting of the Board of Directors of the above corporation was held on September 14 1998 at the corporation's place of business at 380 Foam Street, Suite 210, Monterey, California 93940.

1. Quorum. A quorum was declared present based on the presence of the following initial directors:

                  -   Dennis Davis
                  -   Cornelia Davis
                  -   Florence G. Roberts

The following corporate action was taken by appropriate motions duly made, seconded, and adopted by the Directors entitled to vote.

2. Legal issue. The Board of Directors all voted that the attorney be changed in the following matter:

     a.) Remove Pat Cudd & Associates as our legal attorney.

     b.) The Board of Directors has elected the following as our attorney:

                         Blume Law Firm, PC Gary Blume
                        11801 North Tatum Blvd. Suite 108
                             Phoenix, AZ 85028-1612
                     His telephone number is (602) 494-7976
                         and his fax is (602) 494-7313.

    There being no further business, the meeting was duly adjourned.


                                            /s/ Cornelia Davis
                                            ---------------------------
                                            Secretary of the Corporation



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